Exhibit 4.1

FORM OF WARRANT

NEITHER THIS SECURITY NOR THE SECURITY FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES

ZSPACE, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No. ________	Dated: ______________, 2026 (the “Issuance Date”)

zSpace, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, __________________ or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of ______________ shares of common stock, $0.00001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $3.00 per share (as adjusted from time to time as provided in Section 5, the “Exercise Price”), at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the five-year anniversary of the Issuance Date (the “Termination Date”).

1.             Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

2.             Registration of Transfers. Subject to compliance with applicable federal and state securities laws, any portion of this Warrant may be transferred, and the Company shall register such transfer in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

3.             Exercise and Duration of Warrant.

(a)         Mechanics of Exercise. This Warrant shall be exercisable by the registered Holder at any time and from time to time, in whole or in part, on or after the Initial Exercise Date, to and including the Termination Date. After the Termination Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised, and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”

(b)         Payment of Exercise Price. The Holder shall pay the Exercise Price in cash or immediately available funds. Notwithstanding the foregoing, if at the time of exercise there is no effective registration statement registering the resale of the Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant on a “cashless” basis by electing to receive a number of Warrant Shares equal to the value of this Warrant (or the portion thereof being exercised) by delivery of the Exercise Notice, in which case the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

Where: X = the number of Warrant Shares to be issued to the Holder; Y = the total number of Warrant Shares with respect to which this Warrant is being exercised; A = the Market Value of one share of Common Stock as of the Trading Day immediately preceding the date of the Exercise Notice; and B = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise. For purposes of this section, “Market Value” shall mean the volume weighted average price (VWAP) of the Common Stock for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the date of the Exercise Notice.

(c)         Delivery of Warrant Shares. Upon exercise of this Warrant, the Company shall promptly (but in no event later than two (2) Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to the Holder a certificate for the Warrant Shares issuable upon such exercise. Unless a registration is currently in effect covering the Warrant Shares, such shares shall be issued with a restrictive legend in substantially the form set forth in the Securities Purchase Agreement, unless the Holder provides a legal opinion reasonably acceptable to the Company that such legend is no longer required under the Securities Act.

4.             Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrant in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

5.             Certain Adjustments.

(a)         Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)        Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(c)         Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation, merger, or sale of all or substantially all of its assets involving the Company or any tender offer or exchange offer of more than 50% of the Company’s outstanding capital stock in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 7(a) or 7(d)) (collectively, a “Reorganization”), then, following such Reorganization, upon any subsequent exercise of this Warrant the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Reorganization, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring entity or of the Company, if it is the surviving entity, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such Reorganization by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Reorganization, and the Company shall in good faith apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Reorganization, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Reorganization. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Reorganization shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Reorganization is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(c) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction(s) analogous to a Reorganization.

(d)         Adjustments for Other Dividends and Distributions. If the Company, at any time while this Warrant is outstanding, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 7 with respect to the rights of the Holder.

(e)         Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)          Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 7, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based; provided, in each case that such information shall be made known to the public through a press release, filing with the Commission, or other public announcement prior to or in conjunction with such notice being provided to the Holder, and provided further that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder (but in any event not later than 10 days thereafter).

(g)        Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating, or solicits, stockholder approval for any merger, sale or similar transaction pursuant to which Common Stock is converted or exchanged for cash, securities or property or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction.

6.             Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the Company shall, in lieu of such fractional share, pay to the Holder an amount in cash equal to such fraction multiplied by the fair market value of one share of Common Stock.

7.             Reservation. The Company covenants that it will at all times reserve and keep available, free from any pre-emptive rights, out of its authorized and unissued Common Stock, solely for the purpose of issue upon exercise of this Warrant, such number of shares of Common stock of the Company as shall then be issuable upon the exercise of this Warrant. The Company covenants that all Warrant Shares which shall be so issuable upon exercise of this Warrant shall, upon such issue, be duly authorized, validly issued, fully paid and non-assessable.

8.             Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (a) when hand delivered to the other party; (b) three business days after deposit in the U.S. mail with registered mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. The address for such notices or communications shall be as set forth on Schedule I hereto, as may be updated from time to time by providing notice pursuant to this Section 8.

9.             Warrant Agent. The Company’s transfer agent, Odyssey Transfer and Trust Company, shall serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Company’s Warrant Register.

10.           Loss, Theft or Destruction of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant , and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company (which shall include the posting of a surety bond if requested by the Company or its Warrant Agent), and upon surrender and cancellation of this Warrant in case of mutilation, the Company shall make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant. The Company shall be responsible for its own costs in issuing such replacement, but the Holder shall be responsible for any reasonable third-party costs, including any surety bond premiums or fees associated with such replacement.

11.           Beneficial Ownership Limitation.

(a)        Limitation on Exercise. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such issuance after exercise, the Holder (together with the Holder’s affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.

(b)        Calculation. For purposes of this Section 11, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant.

(c)         Adjustments to Limitation. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation; provided that (i) any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company, and (ii) in no event shall the Beneficial Ownership Limitation exceed 9.99% of the number of shares of the Common Stock outstanding

12.           Miscellaneous.

(a)         Subject to the restrictions of transfer set forth on the first page hereof, this Warrant may be assigned by the Holder. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b)        The terms of this Warrant may be amended, modified or waived only with the written consent of the party against which enforcement of the same is sought.

(c)         All questions concerning the construction, validity, enforcement, and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions contemplated by this Warrant shall be commenced exclusively in the state or federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action, or proceeding is improper or is an inconvenient venue for such proceeding.

(d)         If the Company fails to comply with any provision of this Warrant, the Company shall pay to the Holder such amounts as shall be sufficient to cover any third party costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(e)         The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(f)         In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

ZSPACE, INC.

By:

Name:

Schedule I

ADDRESSES FOR NOTICES

If to the Company:

zSpace, Inc.

ATTN: Legal Department

2050 Gateway Place, Suite 100-302

San Jose, CA 95110

If to the Holder:

[____________________]

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: zSpace, Inc.

The undersigned is the Holder of Warrant No. _______ (the “Warrant”) issued by zSpace, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

3.	The Holder intends to exercise the warrant as follows (check one):

☐ The holder shall pay the sum of $____________ to the Company in cash or immediately available funds in accordance with the terms of the Warrant.

☐ The Holder elects to exercise this Warrant on a “cashless basis” pursuant to Section 4(b) of the Warrant

4.	Pursuant to this exercise, the Company shall deliver to the holder _______________ Warrant Shares in accordance with the terms of the Warrant.

5.	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

6.	By signing below, the Holder confirms that the representations and warranties contained in the Securities Purchase Agreement (including regarding accredited investor status) remain true and correct as of the date hereof.

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of zSpace, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of zSpace, Inc. with full power of substitution in the premises.

Dated:                    ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: